EXHIBIT 99.1

May 2, 2024

Dear Stockholders:

As communicated in a joint press release dated March 14, 2024 issued by LZG International, Inc. (“FatBrain AI”) and Genius Group Limited (“Genius Group”), FatBrain AI and Genius Group completed their previously announced agreement to join forces pursuant to an Asset Purchase Agreement dated January 23, 2024 (the “Purchase Agreement”).  Under the Purchase Agreement, Genius Group acquired in an all-share transaction the AI software assets, customer relationships and specific operations of FatBrain AI, leaving Genius Group as the parent company with the FatBrain AI assets existing as a wholly owned subsidiary of Genius Group.  The combined company is listed on the NYSE American and is trading under the ticker symbol “GNS.”

Under the terms of the Purchase Agreement, FatBrain AI received as part of a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, 73,873,784 shares of Genius Group common stock (such shares of common stock, the “Consideration Shares”). The Consideration Shares will be split by the stockholders of FatBrain AI based upon an exchange ratio that entitles each FatBrain AI stockholder to receive one (1) share of common stock in Genius Group for every three and eight one hundredth (3.08) shares such stockholder holds of FatBrain AI common stock.  The Consideration Shares will be distributed to the stockholders of FatBrain AI pursuant to this exchange ratio, which we are working to complete as soon as practicable as part of the reorganization we are completing in connection with the merger.

We are also working with Genius Group to file a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the Consideration Shares. Under the terms of the Purchase Agreement, this could take up to six months from the closing of the merger and the Consideration Shares are restricted from trading until such time as the resale registration statement is effective. We are working with Genius Group on that resale registration statement now so it is effective no later than the six-month anniversary of the merger.  Once the resale registration statement is effective or an exemption is available from the SEC’s registration requirements, you will be able to trade your shares of Genius Group. We will be sending to each of you by US mail, to your address recorded with the transfer agent, the paperwork to this end. You may additionally request electronic communication by emailing me directly.

We are very excited about the prospects for the combined business and are grateful for your continued confidence and support as we forge ahead.

Should you have any questions, please feel free to contact me at peter.ritz@fatbrain.ai.

Respectfully,

/s/ Peter Ritz
Peter Ritz CEO, LZG International, Inc.